Dear Theresa:                                             May 11, 2021

On behalf of Utz Quality Foods, LLC, I am pleased to offer you the position of Executive Vice President, General Counsel & Corporate Secretary. In this capacity, you will be reporting to Dylan Lissette, Chief Executive Officer and will join the Executive Leadership Team (ELT). This is an exempt, full-time position working remotely with travel to 900 High Street, Hanover PA as the job requires. We anticipate your start date to be June 1, 2021 or as otherwise agreed to.

This offer of employment, along with all benefits outlined in the content of this letter, are contingent on passing our pre-employment background check. In addition, on your first day of work, you must present documentation to establish your identity and employment eligibility to work in the United States. This documentation will be used to complete the legally required Form I-9 in accordance with the United States Citizenship and Immigration Services.

The specifics of your total compensation package as outlined in this letter can be discussed in more detail upon commencement of your employment. Please be aware that Utz reserves the right to change its benefit policies or practices from time to time, at its sole discretion, and this letter is not intended as any limitation on that right.

Salary & Bonus
In this position, your starting salary will be approximately $7,307.69 per week, which is $380,000 per year. Along with your base salary, you will be eligible for an annual bonus target of 60% of your base salary.  We have a defined bonus program that incorporates Sales, EBITDA, OGSM (Objectives, Goals, Strategies, Metrics) and individual performance and your bonus will be the same in structure as the other members of the Executive Leadership Team (ELT).  Additional information will be provided to you on the specifics of the annual bonus program if you so desire. Due to you leaving True Value Company in the middle of the year and leaving their annual bonus provision, we will not prorate your bonus for 2021.

We are pleased to also offer you a signing bonus of $100,000. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with Utz. The signing bonus is taxable, and all regular payroll taxes will be withheld. The signing bonus is meant to offset the 50,000 units that are scheduled to vest in 2021 from your True Value Company LTI plan. In the event that you leave Utz voluntarily for any reason other than on account of death, disability or good reason (as defined in the Executive Severance Plan) within 24 months of your date of hire by Utz, you will be responsible for reimbursing the company $100,000. By your signature on this employment agreement, you authorize the company to withhold this amount from any severance and other final pay you receive upon termination of employment.

Equity Incentive Compensation
2021 Equity Grants and Options:  We will recommend to the Compensation Committee of our Board of Directors that at the next regularly scheduled meeting of the Compensation Committee (scheduled for September 2021), that it approves the following grants under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan (the “OEIP”), each such grant to be split [equally] between stock options (“Options”) and Performance Stock Units (“PSUs”). In order to bridge your transition to Utz, we will also be issuing an Initial Grant that will be comprised of Restricted Stock Units (“RSUs”). In each case the grants are to be made as soon as is reasonably practical after the Compensation Committee approves the grants.  The number of shares underlying the grants awarded for the PSUs, RSUs, and Options will be calculated by using the 10-day Volume Weighted Average Price (VWAP) ending on the last trading day before the date of the Compensation Committee’s approval (i.e., the dollar value converted in to the number of shares).  The exercise price of the Options will be the Fair Market Value of a share of Class A Common Stock as
900 High Street ● Hanover, PA 17331 ● (717) 637-6644

determined under the OEIP.1   It is important to clarify these PSU grants, RSU grants, and Options are conditioned on your start of employment and qualified in their entirety by the OEIP and the grant agreements under which they are granted.  It is also important to note that commensurate with other ELT members, 60% of your annual Base Salary is the target for the aggregate value of the Initial Grant but will be prorated based on start date.
Initial Grant:  The grant that comprises the Initial Grant will be made up of RSUs. The aggregate amount of the Initial Grant will be at 60% of your initial annual Base Salary but prorated based on a June 1st start date or $111,000 (the “Aggregate Initial Grant”). Or in other words the Aggregate Initial Grant will be used in determining the number of shares underlying the Initial Grant as more fully described in this paragraph.
◦The RSU. This initial grant is based on 100% of the above total equity grant value and converting that into RSUs by dividing by the Initial VWAP. This grant is subject to vesting, 50% on December 31, 2022 and 50% on December 31, 2023 and your continued employment.

First Annual Grant:  Based on our current compensation structure and subject to our Compensation Committees approval, beginning in January 2022 and in subsequent years, you would be eligible for additional grants of PSUs and Options split equally at a level targeted to up to 60% of your annual Base Salary.  Under our current compensation structure, the intention is that the January 2022 awards will vest 100% on December 31, 2024.
The grant that comprises the First Annual Grant will be made up of Options and PSUs split [equally]. The aggregate amount of the First Annual Grant will be at 60% of your initial annual Base Salary, or $222,000 (the “Aggregate First Annual Grant”). Or in other words the Aggregate First Annual Grant will be used in determining the number of shares underlying the First Annual Grant as more fully described in this paragraph.

◦The PSU. The PSU award as converted into shares using the 10-day VWAP will set the target performance for the PSU (or $111,000 divided by the 10-day VWAP will set your target share level for your PSU), and with such PSU award vesting December 31, 2024.  The PSU is subject to continued employment.

◦The Option. The Option portion of the Initial Grant will be determined by taking 50% of the Aggregate Initial Grant (or $111,000) and converting it into shares of Class A Common Stock underlying Options by the product of (a) the quotient of 50% of the Aggregate Initial Grant (or $111,000) divided by the 10-day VWAP and (b) three.  The shares of Class A Common Stock underlying the Option will vest in December 31, 2024, and subject to your continued employment.

Please note that the grants and awards described above under this heading “Equity Incentive Compensation” are subject to vesting and the terms of the OEIP and the award agreements under which they are made.   If there is any
1 Under the OEIP “Fair Market Value” means, with respect to a share of Class A Common Stock as of a given date of determination hereunder (i) the closing price as quoted on the New York Stock Exchange or on such other principal exchange or market on which the Common Stock is traded on such date of determination or (ii) if the Class A Common Stock was not traded on such date, then the immediately preceding date on which sales of shares of Common Stock have been so quoted or reported shall be used.

900 High Street ● Hanover, PA 17331 ● (717) 637-6644

discrepancy between this letter and the OEIP and the award agreements, the OEIP and the award agreements will control.   All awards and grants are subject to final approval by our Board of Directors or Compensation Committee.
Severance
We have two different severance provisions we can share with you in detail, but for purposes of an overview; one for non-cause severance, one for change in control. With both policies you would align with the other ELT members.

Our non-cause severance includes 1x base plus earned current year pro-rata bonus.
Our Change of Control severance includes 1.5x base plus earned current year pro-rata bonus. You would also have a double trigger on your PSUs and Options for “good reason” and “other than for cause” protection in the 2 years following a COC.

Paid Time Off
In 2021, you will be authorized three (3) weeks of vacation along with six (6) Flex PTO Days, which will be discussed in more detail upon commencement of your employment with Utz. Six (6) paid holidays will also be provided each year. Please note there is no accumulation, accrual, or buyout of PTO days.

Health and Wellness Benefits
You will have the option of choosing from three medical plans for health insurance coverage that take effect 31 days after your initial date of hire. These plans provide varying levels of benefits, proactively allowing all Associates an opportunity for coverage that is tailored to their needs. You may also waive health insurance coverage.

The contribution paid by you under our Flexible Benefits Plan (pretax dollars) varies based on the options that you decide best to fit your needs. Highlights of our wellness package include a prescription coverage plan, vision, dental coverage, free access to the Company’s fitness center and an on-site medical clinic when you are in town.

Other benefits, that are effective 31 days after your initial date of hire include the Company furnished life insurance and accidental death insurance at 1x your salary up to $250,000 for both life and AD&D. You may purchase additional life insurance for yourself and your dependents at very attractive group rates with the premium payments made by payroll deduction. The company also provides Short Term Disability and Parental Leave benefits at no cost to you at 60% of your salary up to $1,500/week.

Should you need to be off work due to illness, you are authorized up to twenty (20) paid sick days per year if needed, in addition to Short Term Disability benefits. Long-term disability (LTD) insurance is available as well if you choose to select and pay for it. Premiums for LTD are based on your salary and will be deducted from your payroll check after taxes are withheld.

401(k) and Profit Sharing
There are dual features within our Profit Sharing/401(k) Plan. For both the Profit Sharing and the 401(k) you will be eligible to participate after a 30-day waiting period from your date of hire.

After 30 days, you will be automatically enrolled in the 401(k) Plan; however, you may make a qualified roll-in to the 401(k) as soon as you are an employee if you choose to do so. With the 401(k) you may defer up to 50% of your salary in whole percentage increments; however, the 2021 basic maximum 401K contribution amount per year is set at $19,500 and catch up contributions (for those 50 years of age and older) allow a maximum of an additional $6,500. The Company match is 20% up to 6% of wages.

The Profit-Sharing contribution is a discretionary contribution and the percentage is determined by the Board of Directors on a yearly basis.  The Profit Sharing has historically been about 4.0% of your Gross Wages and is added to the Plan in the middle of March following your eligibility for the previous year. You must have worked at least 6-months and 1,000 hours in the Plan year and be employed on the last day of the Plan year to be eligible for the contribution.

All 401(k) and Profit Sharing money has daily valuation and self-directed investing with Fidelity. There are multiple investment options in which to choose from.

Other Amenities
Utz will also furnish you with the following amenities:
Company Provided Cell Phone and Laptop:
◦You will be provided with a company cell phone or can opt for a $50 per month reimbursement and maintain your current number and phone service.
900 High Street ● Hanover, PA 17331 ● (717) 637-6644

◦You will also be provided with a Laptop Computer backed by live technical support and custom services to uphold your business needs.

Company Travel Expenditures:
◦Reimbursement of approved gross expenses directly pertaining to business travel such as, accommodations, travel fares, mileage, meals and entertainment as approved. In your position you will eligible for a Corporate credit card. While in your possession, you are required to utilize the credit card in a fiscally responsible manner in accordance with Company standards.

Finally, as an at-will employee, please be advised that there is no guarantee of your continued employment nor is it for any definite term, regardless of any other oral or written statement by any Utz Quality Foods officer or representative. This at-will employment relationship will remain in full force and effect notwithstanding any changes in your position, title, compensation or other terms or conditions of your employment with Utz Quality Foods, unless a written employment contract is entered into by an authorized human resources or legal representative of the Company.

Theresa, I am excited to extend to you this offer and look forward to your positive response indicating your desire to grow within Utz Quality Foods. Once your positive response is confirmed, you will receive additional information as to the next steps in completing the pre-employment background check. Should you have any questions at any time during this process, please feel free to contact Cynthia Simpson, Talent Coordinator at csimpson@utzsnacks.com or phone at 717-969-1320.

In addition, feel free to call my cell phone any time, 717-698-4227.

Sincerely,

Jim Sponaugle, SVP of Human Resources

May 11, 2021

Theresa Shea

Position: Executive Vice President, General Counsel & Corporate Secretary

Accepted and Agreed:

Theresa Shea                        May 11, 2021
Theresa Shea    (Print)            Date

/s/ Theresa Shea
Theresa Shea    (Signature)

900 High Street ● Hanover, PA 17331 ● (717) 637-6644

Respectfully Declined the Opportunity:

________________________________            _____________________
Theresa Shea    (Print)            Date

________________________________
Theresa Shea    (Signature)

Note: Please return signed agreement and release form through one of the following methods.
•Scan to Cynthia Simpson, Talent Manager, at csimpson@utzsnacks.com
•Fax to Cynthia Simpson at 717-637-0745
•Mail to Utz Quality Foods, Inc., 900 High Street, Hanover, PA 17331, Attention: Cynthia Simpson
900 High Street ● Hanover, PA 17331 ● (717) 637-6644